Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Kevin R. Karas
Chief Financial Officer
402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

FOURTH QUARTER AND YEAR-END 2017 RESULTS

LINCOLN, Nebraska (February 13, 2018) — National Research Corporation (NASDAQ: NRCIA and NRCIB) today announced results for the fourth quarter and year end 2017.

Fourth Quarter

●	Net New Sales $6.2 million
●	Revenue up 5% to $29.9 million
●	Net Income increased 14% to $6.5 million

Year-End 2017

●	Net New Sales $22.2 million
●	Revenue up 7% to $117.6 million
●	Net Income increased 12% to $22.9 million
●	Total Contract Value $125.1 million

Revenue for the fourth quarter ended December 31, 2017, was $29.9 million, compared to $28.4 million for the same quarter in 2016. Net income for the quarter ended December 31, 2017, was $6.5 million, compared to $5.7 million for the quarter ended December 31, 2016. Diluted earnings per share increased to $0.15 for Class A shares and $0.90 for Class B shares for the quarter ended December 31, 2017, from $0.13 for Class A shares and $0.80 for Class B shares for the quarter ended December 31, 2016.

Revenue for the year ended December 31, 2017, was $117.6 million, compared to $109.4 million for the same quarter in 2016. Net income for the year ended December 31, 2017, was $22.9 million, compared to $20.5 million for the year ended 2016. Diluted earnings per share increased to $0.52 for Class A shares and $3.18 for Class B shares for the year ended December 31, 2017, from diluted earnings per share of $0.48 for Class A shares and $2.88 for Class B shares for the year ended December 31, 2016.

NRC Announces Fourth Quarter 2017 Results

February 13, 2018

Regarding the Company’s financial performance, Kevin Karas, chief financial officer of National Research Corporation, said, “We are encouraged by our growth in quarterly net new sales performance, achieving $6.2 million in the fourth quarter. Our financial results for the fourth quarter include approximately $500,000 in additional expenses for our proposed recapitalization, as well as a net tax benefit of $1.1 million for the initial estimated impact of the U.S. Tax Cuts and Jobs Act of 2017 (“Tax Act”) and our recent decision to repatriate certain foreign earnings. We continue to analyze the impact of the Tax Act and will make adjustments as we complete our analysis during 2018.”

A listen-only simulcast of National Research Corporation’s 2017 fourth quarter conference call will be available online at https://edge.media-server.com/m6/p/p59zya7p on February 14, 2018, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

For more than 36 years, National Research Corporation has been a leading provider of analytics and insights that facilitate measurement and improvement of the patient and employee experience while also increasing patient engagement and customer loyalty for healthcare providers, payers and other healthcare organizations in the United States and Canada. The Company’s solutions enable its clients to understand the voice of the customer with greater clarity, immediacy and depth.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRC Announces Fourth Quarter 2017 Results

February 13, 2018

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2017	2016	2017	2016

Revenue	$29,897	$28,368	$117,559	$109,384

Operating expenses:
Direct expenses	12,362	11,836	49,068	45,577
Selling, general and administrative	7,665	6,619	29,686	28,385
Depreciation and amortization	1,209	1,079	4,586	4,225
Total operating expenses	21,236	19,534	83,340	78,187

Operating income	8,661	8,834	34,219	31,197

Other income (expense):
Interest income	38	13	96	47
Interest expense	(13)	(32)	(82)	(190)
Other, net	(27)	190	50	302

Total other income (expense)	(2)	171	64	159

Income before income taxes	8,659	9,005	34,283	31,356

Provision for income taxes	2,142	3,280	11,340	10,838

Net income	$6,517	$5,725	$22,943	$20,518

Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.15	$0.14	$0.54	$0.49
Class B	$0.93	$0.82	$3.26	$2.93
Diluted Earnings Per Share:
Class A	$0.15	$0.13	$0.52	$0.48
Class B	$0.90	$0.80	$3.18	$2.88

Weighted average shares and share equivalents outstanding
Class A - basic	20,802	20,717	20,770	20,713
Class B - basic	3,515	3,511	3,514	3,505
Class A - diluted	21,843	21,118	21,627	21,037
Class B - diluted	3,625	3,569	3,603	3,560

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NRC Announces Fourth Quarter 2017 Results

February 13, 2018

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share amounts and par value)

	Dec. 31,	Dec. 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$34,733	$33,021
Accounts receivable, net	13,343	10,864
Income taxes receivable	375	14
Other current assets	3,808	3,166
Total Current Assets	52,259	47,065

Property and equipment, net	12,359	11,806
Goodwill	58,021	57,861
Other, net	4,677	3,892
Total Assets	$127,316	$120,624

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$3,546	$3,916
Deferred revenue	16,878	15,497
Accrued compensation	6,597	4,543
Dividends payable	4,222	4,213
Income taxes payable	--	662
Notes payable	1,067	2,683
Total Current Liabilities	32,310	31,514

Non-Current Liabilities	4,965	6,304

Total Liabilities	37,275	37,818

Shareholders’ Equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Class A Common stock, $0.001 par value; authorized 60,000,000 shares, issued 25,835,230 in 2017 and 25,656,760 in 2016, outstanding 20,936,703 in 2017 and 20,891,069 in 2016	26	26
Class B Common stock, $0.001 par value; authorized 80,000,000 shares, issued 4,319,256 in 2017 and 4,308,875 in 2016, outstanding 3,535,238 in 2017 and 3,539,931 in 2016	4	4
Additional paid-in capital	51,025	46,725
Retained earnings	77,574	71,507
Accumulated other comprehensive loss	(1,635)	(2,626)
Treasury stock	(36,953)	(32,830)
Total Shareholders’ Equity	90,041	82,806
Total Liabilities and Shareholders’ Equity	$127,316	$120,624

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